Exhibit 23

Consent of Independent Certified Public Accountants

The Board of Directors of
FPIC Insurance Group, Inc.

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-115352 and 333-83835) and on Form S-8 (Nos. 333-72601, 333-72599, 333-09365, 333-09375, 333-125929, 333-125931, 333-125934 and 333-130583) of FPIC Insurance Group, Inc. of our report dated March 16, 2006 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Jacksonville, Florida
March 16, 2006